EXHIBIT 99.1

Sirna Therapeutics Raises $6.8 Million in Warrant Exercise in Support of New RNAi Product Development Opportunities

Tuesday January 4, 7:30 am ET

BOULDER, Colo., Jan 4 -- Sirna Therapeutics, Inc. (Nasdaq: RNAI - News) announced today that it raised $6.8 million from some of its largest stockholders, Sprout Group, Venrock Associates, Oxford Bioscience Partners and Granite Global Ventures through the exercise of 2.7 million warrants. The funds, when added to exiting cash resources, will enhance the Company's ability to extend its leadership position in RNAi research, development and clinical programs in age-related macular degeneration (AMD), chronic Hepatitis, Huntington's Disease and its dermatology program for hair removal, as well as the opportunity to expand into new development opportunities.

Howard W. Robin, President and CEO of Sirna Therapeutics, commented, "The Sprout Group, Venrock Associates, Oxford Bioscience Partners and Granite Global Ventures have pioneered investment in RNAi technology. Their insight and understanding of the breakthrough nature of short interfering RNAi (siRNAs) as a new generation of therapies adds to their impressive track record of market winning investments. We are extremely proud and fortunate to count among all of our stockholders these important financial leaders of the biotechnology industry."

In the completed warrant restructuring and exercise, the parties in the aggregate exercised 2.7 million warrants and received 2.7 million common stock shares representing an approximate 7% increase in issued and outstanding shares of the Company. The original warrants allowed for cash or net exercise and had a five-year term with over three years remaining before they would have expired. Because each of the original warrants was exchanged for shorter term cash-only warrants, the warrantholders were also issued 1.1 new warrants with a five-year term. These additional new warrants are exercisable in cash or by net exercise and have an exercise price of $3.85 per share, subject to downward adjustment to the price, if lower, of any qualifying capital-raising private placement on or before June 30, 2005 or, in the absence of a qualifying private placement, to the Nasdaq closing selling price, if lower, of company common stock for the 15 trading days as of June 30, 2005. The new warrants provide a possible vehicle for future investment in the Company by the investing parties. The warrant restructuring was approved by a special committee of disinterested members of the Company's board of directors.

About RNA Interference

Sirna Therapeutics is using its proprietary technology and expertise in nucleic acids to develop a new class of nucleic acid-based therapeutics involving RNA interference. RNAi is a mechanism used by cells to regulate the expression of genes and replication of viruses. The RNA interference mechanism uses short interfering RNA (siRNA) to induce the destruction of target RNA using naturally occurring cellular protein machinery. Harnessing the natural phenomenon of RNAi holds potential for the development of a new class of drugs with specificity towards a wide range of diseases that result from undesirable protein production or viral replication.


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About Sirna Therapeutics

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for age-related macular degeneration (AMD), chronic hepatitis, Huntington's disease, a dermatology program for hair removal and other diseases and conditions. Sirna has filed an IND and initiated its Phase 1 clinical trial for its most advanced compound, Sirna-027, a chemically modified siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. The Company has strategic partnerships with Eli Lilly and Archemix, and the Company has a leading intellectual property portfolio in RNAi. More information on Sirna Therapeutics is available on the Company's web site at http://www.sirna.com.

Statements in this press release which are not strictly historical are "forward-looking" statements which should be considered as subject to many risks and uncertainties. For example, Sirna's ability to develop products and to operate as a going concern are contingent upon having readily available cash to fund its operating programs and are subject to the escalating expenses and risks associated with the initiation of clinical trials and their potential outcomes. New warrants by themselves may not assist in the funding of operations as the warrants may not be exercised or may be net exercised. Other risks and uncertainties include Sirna's early stage of development and short operating history, whether Sirna can achieve and maintain profitability, whether Sirna can obtain and protect patents, the risk of third-party patent infringement claims, whether Sirna can engage collaborators and obtain regulatory approval for products, Sirna's concentration of stock ownership, and availability of materials for product manufacturing. These and additional risk factors are identified in Sirna's Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For further information please contact: Martin E. Schmieg, Sr. Vice President & CFO of Sirna Therapeutics, Inc., +1-303-449-6500.